EXHIBIT 99.1

Press Release	Source: PPG Industries

Performance Validates Growth Strategies, PPG Chairman Says

Thursday May 4, 4:47 pm ET

NEW YORK—(BUSINESS WIRE)—May 4, 2006—Charles E. Bunch, chairman and chief executive officer, told investment analysts here today he believes PPG Industries’ (NYSE:PPG - News) financial performance validates the company’s growth strategies.

“PPG is delivering strong results, and it’s the direct result of our focus on profitable growth,” Bunch said. “Our pursuit of organic growth and growth through acquisitions and joint ventures is playing a meaningful role in our performance, and it is building a foundation for continued growth.”

For 12 consecutive quarters PPG has posted all-time quarterly sales records. In addition, the company’s 2006 first quarter results were up more than 40 percent from the same period in 2002.

“We have the financial strength and discipline to make solid, strategic acquisitions that position us to grow our business, and more important, our bottom line in a sustainable and high-quality manner,” Bunch said.

In just the past week, PPG has announced three acquisitions. Last Friday the company said it has acquired Intercast Europe, S.p.A. - the world’s leading manufacturer of nonprescription hard resin sunlenses - and related manufacturing operations in Thailand. Additionally, PPG agreed to acquire certain related manufacturing and distribution facilities in Italy and Hong Kong.

Also last Friday PPG announced its agreement to acquire certain assets of Shanghai Sunpool Building Material Co., Ltd., and its associated companies, including Shanghai IDI International Co., Ltd., and a group of Shanghai-based businesses that manufacture and distribute architectural coatings and building materials.

On Monday, PPG announced the acquisition of certain assets of Eldorado Chemical Co., a manufacturer of paint strippers and technical cleaners for the aerospace industry.

Bunch said he believes PPG’s acquisitions the past 12 months and the ones the company intends to make this year should add 5 to 7 percent of sales.

Turning to organic initiatives, Bunch said the company has the ability to build upon its “leadership position in key growth areas” to generate meaningful growth. He pointed to the startup of a system to manufacture low-emissivity glass in Wichita Falls, Texas; construction of an optical products plant in Thailand; growth of home center stores that sell the company’s architectural paints; and the scheduled startup of a coatings application plant in Taiwan for fasteners and small parts.

Bunch said PPG’s organic volume growth in optical products and aerospace, architectural and Asian coatings has added nearly $650 million to the company’s cumulative sales since 2003, or more than 6 percent based on last year’s sales.

He added that Asia continues to be a top priority for PPG, saying the company wants to generate $2 billion in annual sales from the region in the next five to seven years.

“It’s an exciting time at PPG,” Bunch said. “In fact, in all my 27 years with the company, I have never been more convinced of its bright future than I am today.”

Text of today’s presentation to analysts is available on PPG’s Web site, www.ppg.com. Click on “Financial” and “Investor Center.”

Pittsburgh-based PPG is a global supplier of coatings, glass, fiber glass and chemicals, with 110 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2005 were US$10.2 billion.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein. Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity. All information in this news release speaks only as of May 4, 2006, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information.

Contact:

PPG Industries

Jeff Worden, 412-434-3046

OR

Investors:

Vince Morales, 412-434-3740